DISTRIBUTION AGREEMENT

This Distribution Agreement (this “Agreement”) is entered into as of March 2, 2021 by and between Iridex Corporation, a Delaware corporation with its principal place of business at 1212 Terra Bella Avenue, Mountain View, California 94043, United States (“Iridex”), and Topcon Corporation, a corporation organized under the laws of Japan with its principal place of business at 75-1 Hasunuma-cho, Itabashi-ku, Tokyo, Japan, 174-8580 (“Topcon”).  Iridex and Topcon may be referred to herein by name or, individually, as a “Party” and, collectively, as the “Parties”.

BACKGROUND

WHEREAS, the Parties (directly or through one or more affiliates) are entering into a series of strategic transactions pursuant to which (i) Iridex will purchase from Topcon Medical Laser Systems, Inc. (“TMLS”) substantially all assets of TMLS relating to the development, manufacturing and commercialization of TMLS PASCAL (as defined below) pursuant to an Asset Purchase Agreement dated on or around the date hereof among TMLS, Iridex and Topcon America Corporation (solely for the purpose of Section 11.15 therein; such agreement, the “APA”), (ii) Topcon America Corporation will acquire certain equity interests in Iridex pursuant to an Investment Agreement between Topcon America Corporation and Iridex dated on or around the date hereof, and (iii) TMLS and Iridex will enter into a certain transition and manufacturing services agreement effective as of the Effective Date (as defined below; such agreement, the “MSA”) regarding transition of regulatory authorizations relating to, and manufacturing and supply of, TMLS PASCAL for a certain transition period after the Effective Date; and

WHEREAS, in connection with such strategic transactions, Topcon and its affiliates desire to be granted exclusive rights to Distribute, and appointed as an exclusive authorized distributor of, the Products in the Territory (each, as defined below), and Iridex desires to so grant, and appoint, Topcon and its affiliates, all on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties agree as follows:

ARTICLE 1
DEFINITIONS; INTERPRETATION

As used in this Agreement, the following initially capitalized terms below shall have the respective meanings set forth in this Article 1:

1.1“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person.

1.2“Applicable Law(s)” means all laws, ordinances, rules and regulations of any governmental entity or Regulatory Agency that apply to the Distribution of Products in the Territory and the activities contemplated under this Agreement, including without limitation (i) all applicable federal, state and local laws, rules and regulations; (ii) the U.S. Federal Food, Drug and Cosmetic Act; (iii) regulations and guidelines of the U.S. Food and Drug Administration (“FDA”) and other Regulatory Agencies; and (iv) applicable foreign equivalents of any of the foregoing.

1.3“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California or Tokyo, Japan are authorized or obligated by law or executive order to close.

1.4“Change of Control” means a change of Control of a Person, including the occurrence of any of the following events, by means of any transaction or series of related transactions: (i) the sale of all or substantially all of the assets of such Person to a Third Party; (ii) a sale or other transfer resulting in more than fifty (50%) percent of the voting securities of such Person being held by an unaffiliated Third Party; or (iii) a merger, consolidation, recapitalization or reorganization of such Person with or into a Third Party resulting in change of Control of such Person.

1.5“Control” means, as applied to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, contracts or otherwise.  “Controlled” has the correlative meaning.

1.6“Customer(s)” means, individually and collectively, Persons to whom Topcon, its Affiliates and/or Subdistributors sell the Products within the Territory, including any end users and/or other purchasers who are resellers located in the Territory who purchases the Products for resale to end users in the Territory.

1.7“Defective” or “Defect” means not conforming to, or non-conformity with respect to, the warranties provided by Iridex in Section 9.1.

1.8“Distribute” means to sell, distribute, market, promote, solicit orders for, import and otherwise commercialize, and provide services in connection with the foregoing with respect to, the Products.  “Distributed”, “Distributing” and “Distribution” have correlative meanings.

1.9“Existing Distributor Agreements” means the distributor agreements between Iridex and its existing distributors in effect as of the Effective Date.

1.10“Iridex PASCAL” means any PASCAL designed and manufactured under the name of Iridex.

1.11“MAA” means a 510(k) application filed with the FDA as more fully defined in 21 C.F.R. Section 807.81 et. seq., or similar application or submission filed with or submitted to any Regulatory Agency (such as a CE mark certification in Europe) to obtain permission to commence marketing and sales of Products in the Territory.

1.12“MAA Approval” means, with respect to a country or regulatory jurisdiction within the Territory for a particular Product, approval of the MAA filed in such country or regulatory jurisdiction by the Regulatory Agency therein.  For clarity, MAA Approval shall also include all such approved MAA for Product in the Territory held by or under authority of Iridex prior to the Effective Date.

1.13“Nonconforming Product” means any products received by Topcon or its Affiliates from Iridex under an Order that (a) is not a Product; (b) does not conform to the make or model number listed in the applicable Order; or (c) on visual inspection, Topcon or its Affiliates reasonably determines are otherwise Defective.

1.14“Order” means Topcon’s then-current standard form purchase order, which contains a written description of the Products that Topcon desires to purchase that conforms to the requirements of this Agreement and is sent to Iridex by mail, email or similar means.

1.15“PASCAL” means any product, including Iridex PASCAL and/or TMLS PASCAL, manufactured as laser therapy solutions under or including the name “PASCAL”.

1.16“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or any other form of entity or organization, including a government or political subdivision, department or agency of a government.

1.17“Products” means the Iridex products set forth on Exhibit A and any Successor Products.  For the avoidance of doubt, “Products” (i) shall not include TMLS PASCAL, and (ii) shall include Iridex PASCAL.

1.18“Regulatory Agencies” means, with respect to a particular country or other regulatory jurisdiction, the regulatory agency, department, bureau or other governmental entity involved in regulating any aspect of the conduct, development, manufacture, market approval, sale, Distribution, packaging or use of the Products, including without limitation the FDA and any foreign equivalent thereof in the Territory.

1.19“Subdistributor” means a Third Party subdistributor or dealer to whom Topcon or its Affiliate has granted the right to Distribute Products under Section 2.2.

1.20“Successor Products” means any ophthalmic laser products that are introduced by Iridex during the Term that provide the same fundamental functionality or purpose as a Product set forth on Exhibit A, whether as successor to such Product or otherwise.

1.21“Term Year” means each one (1) year period commencing from the first day of the calendar month immediately after the Effective Date.

1.22“Territory” means the countries and regions set forth on Exhibit B.

1.23“Third Party” means any Person other than Iridex, Topcon or their respective Affiliates.

1.24“TMLS PASCAL” means any PASCAL designed and manufactured under the name of TMLS.

1.25Interpretation.  The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.  Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto.  Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the word “will” shall be construed in the imperative having the same meaning as the word “shall”; (c) the word “day” or “year” means a calendar day or year; (d) the word “notice” requires notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (e) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (f) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or”; (g) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; (h) words of any gender include the other gender; (i) words using the singular or plural number also include the plural or singular number, respectively; (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; and (k) neither Party nor its Affiliates shall be deemed to be acting “on behalf of” or “under authority of” the other Party hereunder.

ARTICLE 2
APPOINTMENT AND ACCEPTANCE

2.1Grant of Distribution Rights.

2.1.1Subject to the terms of this Agreement, Iridex hereby grants Topcon and its Affiliates, and Topcon hereby accepts from Iridex on behalf of itself and its Affiliates, an appointment and right to Distribute the Products to Customers in the Territory (such rights granted under this Agreement, the “Exclusive Distribution Rights”).  Such appointment and right shall, subject to the terms and conditions of this Agreement, be on an exclusive basis with respect to all Products in all countries and regions throughout the Territory; provided, however, that such appointment and right (a) in the United Kingdom expressly excludes the right to Distribute any of Iridex’s glaucoma Products set forth on Exhibit C; and (b) shall not apply to Distribution for study purposes in the United Kingdom and Ireland at those sites where the diabetic macular oedema and diode subthreshold micropulse laser (DIAMOND) study is being conducted by Iridex as of the Effective Date, but only to the extent as set forth on Exhibit D; provided, further, that Exhibit D shall include Iridex’s best estimate of (x) the quantity of Products to be sold at each such DIAMOND study site and (y) the time required to complete the sale of such Products.  For the avoidance of doubt, Topcon shall have exclusive rights with respect to Distribution of any retina

Products to Customers in the Territory that are not for DIAMOND study purposes, regardless of whether such study sites are listed on Exhibit D or not.

2.1.2Notwithstanding the foregoing or anything to the contrary herein, (i) Iridex confirms to Topcon that it has, as of the Effective Date, entered into the Existing Distributor Agreements granting Third Parties non-exclusive Distribution rights with respect to the Products in certain countries or regions in the Territory, and (ii) in reliance of the foregoing, and provided that Iridex shall make available to Topcon promptly after the Effective Date a complete and accurate copy of the Existing Distributor Agreement with its existing distributor in Japan, Topcon confirms that the existence of such Existing Distributor Agreements as of the Effective Date does not constitute a breach of this Agreement.

2.1.3For clarity, Topcon, its Affiliates and existing Subdistributors shall be entitled to Distribute TMLS PASCAL owned or Controlled, as inventory or for the purpose of exhibition or demonstration, by Topcon, its Affiliates or Subdistributors as of the Effective Date, within or outside the Territory, at any point of time, including prior to the Exclusive Distribution Rights Start Date (as defined below) (the “Existing TMLS Inventory”).

2.2Subdistributors.  Topcon and its Affiliates may appoint Subdistributors to make sales of Products within the Territory, in each case as Topcon or its Affiliates determines appropriate for the effective Distribution of the Products under this Agreement, provided that Topcon notifies Iridex in writing of the name and address of each appointed Subdistributor in advance of such appointment.

2.3No Distribution Outside Territory.

2.3.1Notwithstanding the rights granted to Topcon and its Affiliates to Distribute the Products in Section 2.1 above, to the extent in accordance with Applicable Law, Topcon shall not, and shall use its commercially reasonable efforts to cause its Affiliates and Subdistributor not to:

(a)

Distribute any Products outside the Territory or actively approach individual customers for the Products outside the Territory including, but not limited to, by direct mail or visits, or establish warehouses or distribution outlets outside the Territory for the sole purpose of Distributing the Products, nor shall it authorize any Third Party to Distribute Products outside the Territory unless agreed in writing by the Parties. For clarity, nothing herein shall restrict Topcon and its Affiliates and Subdistributors from actively approaching any customers for, or Distributing to such customers, any products other than the Products in any country or region;

(b)	Distribute any Product to any Party if Topcon knows that such Distribution will result in the Distribution of any Product outside of the Territory, unless agreed in writing by the Parties.

2.3.2To the extent in accordance with Applicable Law, and subject to limitations as expressly provided in Sections 2.1.1 and 2.5.3, Iridex shall not, and shall use its commercially reasonable efforts to cause its Affiliates and Subdistributors not to allow any Person other than Topcon or its Affiliates and/or designated Subdistributors to:

(a)

Distribute any Products inside the Territory or actively approach individual customers for the Products inside the Territory including, but not limited to, by direct mail or visits, or establish warehouses or distribution outlets outside the Territory for the sole purpose of Distributing the Products, nor shall it authorize any Third Party to distribute or import Products inside the Territory unless agreed in writing by the Parties; or

(b)	Distribute any Product to any Person if Iridex knows that such Distribution will result in the Distribution of any Product inside the Territory, unless agreed in writing by the Parties in advance.

2.4No Conflicts.  Promptly after the Effective Date, the Parties shall discuss in good faith and use their commercially reasonable efforts to agree on or before March 31, 2021 on a list and/or a reasonably detailed description of products that are competitive with the Products as of the Effective Date (such products, the “Competing Products”).  Topcon agrees that, during the Term and to the extent permitted under Applicable Law, it will not, and will cause its Affiliates not to, Distribute any Competing Products in the Territory except as agreed in writing by Iridex in advance, and will use its commercially reasonable efforts to promptly notify Iridex in writing in the event that, to Topcon’s knowledge, a Subdistributor is Distributing any Competing Product in any country or region in the Territory.  If Topcon or any of its Affiliates Distributes products in any country or region in the Territory that constitute Competing Products, Iridex shall have the option, exercisable upon delivery of thirty (30) days’ prior written notice to Topcon (unless Topcon ceases or causes to cease such Distribution, and provides competent written evidence of such cessation, within such thirty (30) day period), to convert the appointment in Section 2.1 above in such country or region to a non-exclusive arrangement or to terminate the appointment in Section 2.1 above in such country or region; provided that if Iridex elects to terminate Topcon’s appointment in any country or region in accordance with this Section 2.4, Iridex will promptly make a payment to Topcon for an amount equal to (i) the gross sales earned by Iridex for supply of such Products under this Agreement in the four (4) consecutive calendar quarter period immediately preceding the date of such written notice, multiplied by (ii) 1.2, multiplied by (iii) the number of calendar months remaining in the Term as of the termination effective date, and divided by (iv) 120; provided that the fee will be calculated on region-by-region basis and payable within forty-five (45) days from the delivery of written notice by Iridex to that effect; provided, further, that the foregoing shall be the exclusive remedies of Iridex with respect to any and all claims arising in connection with Topcon’s or its Affiliates’ Distribution of Competing Products under this Section 2.4, except with respect to any claims arising in connection with any fraud, gross negligence, willful misconduct or known violation of Applicable Law by Topcon or its Affiliates.  If either Party becomes aware that any Subdistributor is Distributing any Products in any country or region in the Territory that constitute Competing Products, the Party shall inform the other Party, and the Parties will discuss the matter in good faith.

2.5Existing Distributor Agreements.  Iridex confirms to Topcon that, as of the Effective Date, (i) Iridex is a party to the Existing Distributor Agreements, pursuant to which Iridex has granted Third Parties rights to Distribute certain Products in certain countries in the Territory and (ii) each of the Existing Distributor Agreement is in full force and effect.

2.5.1Iridex shall, from and after the Effective Date for the applicable periods as set forth in this Section 2.5, use its commercially reasonable efforts to (a) promptly negotiate and enter into a written termination of each Existing Distributor Agreement (and/or to effectuate a transfer of any license or authorization necessary to Distribute Products held by such Third Parties) so as to effectuate the exclusive appointment and right granted in Section 2.1 prior to the Exclusive Distribution Rights Start Date (each such termination, the “Termination”), (b) provide a copy of each such Termination upon execution to Topcon for its records, and (c) solely to the extent permitted under Applicable Laws, obtain, from the existing distributor under each Existing Distributor Agreement, relevant customer information (including a list of customers containing each customer’s name, address and other relevant information) for the Products and all other information reasonably requested by Topcon to ensure smooth and appropriate transition of the distribution channel and/or the existing business and operations, and provide such information to Topcon upon its reasonable request.  Notwithstanding anything to the contrary herein, Iridex shall not be deemed to have effectuated the exclusive appointment and right pursuant to this Section 2.5.1(a) above until such time that the relevant MAA Approval has been obtained in the relevant Territory.

2.5.2Iridex shall keep Topcon informed of its status of negotiation with each counterparty to an Existing Distributor Agreement on a regular basis and respond to any reasonable inquiry by Topcon regarding such status.

2.5.3Without limiting any of the foregoing, if Iridex fails to (x) enter into such Termination before the Exclusive Distribution Rights Start Date with respect to any Existing Distributor Agreement or (y) obtain and submit such customer information, in each case pursuant to Section 2.5.1, Iridex shall promptly inform Topcon in writing, such writing to include names of the applicable counterparty(ies) and Existing Distributor Agreement(s) and the status of negotiation or obtaining of customer information, and the Parties shall discuss and agree on the next course of action with respect to each applicable Existing Distributor Agreement; provided, that, to the extent any Existing Distributor Agreement has not been terminated in accordance with Section 2.5.1 above prior to the Exclusive Distribution Rights Start Date, Iridex shall continue to use its commercially reasonable efforts to (A) enter into such termination and (B) obtain and submit such customer information, in each case pursuant to Section 2.5.1, until (i) the date that is nine (9) months after the Exclusive Distribution Rights Start Date, at which time the Parties shall discuss the next course of action and take such actions as described in Section 4.1 or (ii) such earlier time that Topcon agrees in writing to waive the requirements under this Section 2.5 with respect to the applicable Existing Distributor Agreement; provided, that (i) shall not apply to any Delay beyond nine (9) months due to failure to obtain the relevant MAA Approval in the Territory in question (which, for the avoidance of doubt, shall not excuse Iridex from its obligations to continue to use its commercially reasonable efforts to enter into such termination under this Section 2.5.3).  For clarity, Iridex may continue to sell Products (including, subject to Section 2.5.5 and the MSA, TMLS PASCAL) to Third Parties under any Existing Distributor Agreements until such time that the exclusive appointment and right granted in Section 2.1 has been effectuated with respect to the applicable country or region, solely to the extent such sales are permitted under the relevant Existing Distributor Agreement.

2.5.4[Intentionally left blank].

2.5.5Subject to the MSA and Section 2.5.3, and to the extent permitted under Applicable Law, Iridex has the right to Distribute TMLS PASCAL to Third Parties outside the Territory, and Topcon hereby agrees to use its commercially reasonable efforts to make any appointments and grant any rights, to the extent such appointments and rights are (i) readily available and practically possible for Topcon to grant to Iridex and (ii) necessary for Iridex to exercise its right to Distribute TMLS PASCAL pursuant to the above; provided, that Iridex shall not, directly or indirectly, sell any TMLS PASCAL to Third Parties in the Territory (other than, for clarity, through Topcon and its Affiliates in accordance with this Agreement).  Nothing in this Agreement shall limit Topcon’s rights to continue to Distribute TMLS’s products after the Closing pursuant to Section 8.14 of the APA.  Upon obtaining the relevant MAA Approval in a country in accordance with Section 6.1 and the MSA, Iridex shall use its commercially reasonable efforts to promptly transition manufacture and supply, and Topcon shall use its commercially reasonable efforts to promptly transition Distribution, from TMLS PASCAL to Iridex PASCAL, in each case in accordance with the terms of this Agreement and the MSA.  Each Party shall reasonably cooperate with the other Party in connection therewith.

ARTICLE 3
PRODUCT SUPPLY; DISTRIBUTION

3.1Supply and Distribution.

3.1.1Subject to the terms and conditions of this Agreement, Iridex shall use commercially reasonable efforts to make available, manufacture and supply (or have manufactured and supplied) the Products to Topcon and its Affiliates and Subdistributors in each Territory.

3.1.2Subject to Sections 2.1 and 2.5, during the Term, Iridex shall not, directly or indirectly, supply Products to any Third Party for Distribution in the Territory other than through Topcon and its Affiliates and Subdistributors pursuant to this Agreement.

3.1.3Iridex shall, at Topcon’s reasonable request, provide Topcon with a written report summarizing Iridex’s plans for development and commercialization of its ophthalmology laser products, including updates and improvements, and successor to the Products to be developed, commercialized, marketed, launched or otherwise Distributed within the one-year period following such date, and any other information reasonably requested by Topcon, and upon provision of such report, respond to any reasonable inquiries from Topcon with respect to matters described in such report, upon Topcon’s request.

3.2Forecasts.

3.2.1At least forty five (45) days prior to the start of each calendar quarter (“Q1”), Topcon shall provide Iridex with its reasonable forecast, in a mutually agreed form, of the quantities of each Product estimated to be required in each region in the Territory during Q1 and for each of the following one (1) calendar quarter (the “Forecast”); provided that the Parties will discuss in good faith and agree to the forecast for the six (6) month period commencing on the first full calendar month following the Effective Date. Topcon shall use commercially reasonable efforts to ensure that its Forecasts are good faith estimates of Topcon’s demands for each calendar quarter which approximates, as nearly as reasonably foreseeable, based on information available at the time to Topcon.  Subject to Section 3.2.2 and Section 15.3 below, for each Forecast, unless otherwise agreed to by Iridex in writing Topcon shall use its commercially reasonable efforts to ensure that the amounts of Product forecasted by Topcon for Q1 shall not vary by greater than twenty-five percent (25%) from the amounts of such Product forecasted (on an aggregate basis, based on such amounts for all countries and regions in the Territory taken together) for the calendar quarter immediately following Q1 in the Forecast provided three (3) months prior (which shall be zero if there is no such Forecast).  Topcon may, as it deems necessary, have its Affiliates provide the Forecast for the relevant country or region on behalf of Topcon, and Iridex shall directly communicate with each Affiliate of Topcon if so requested by Topcon.  All Forecasts are for information purposes only and shall not be binding on any Party.

3.2.2Subject to the third sentence in Section 3.2.1 above, the Parties acknowledge that the Forecasts are non-binding in nature, and Topcon makes no representation or warranty as to the quantity of Products that it will purchase, if any. For clarity, nothing shall prohibit Topcon from making or submitting additional orders (for purposes of special requests or bids) through Orders, contexts of which may deviate from any Forecast.

3.3Orders.  Topcon shall place an Order with Iridex in written form, and Iridex shall confirm to Topcon the receipt of each such Order issued hereunder (each, a “Confirmation”) within seven (7) Business Days following Iridex’s receipt thereof by notice via email. Each Confirmation shall reference Topcon’s Order number, confirm acceptance of the Order or advise Topcon of Iridex’s rejection of such Order, the date of acceptance of rejection, and the basis for rejection, if applicable. If Iridex fails to issue a Confirmation within the time set forth in the second sentence in this Section 3.3, Iridex will be deemed to have accepted the Order. Topcon may withdraw any Order prior to Iridex’s acceptance (or deemed acceptance) thereof.

3.3.1Acceptance, Suspension and Cancellation.  Subject to the terms and conditions of this Agreement, once accepted by Iridex by issuance of a Confirmation pursuant to Section 3.3, Topcon may cancel or reschedule Orders for Products only with Iridex’s prior written approval. If any Order is terminated under this Agreement, in accordance with Topcon’s reasonable written direction, Iridex shall cease work and purchasing materials relating to fulfilling the Order as soon as practicable.

3.3.2Order Terms.  Topcon may use its standard purchase order form to order Products.  However, the terms and conditions of this Agreement shall supersede any different, conflicting, or additional terms on Topcon’s Orders, and Iridex hereby reserves the right to reject any terms in any Order that are different from, in conflict with or in addition to the terms and conditions hereof.  Without limitation of anything contained in this Article 3, any additional, contrary, or different terms contained in any Confirmation, invoices, or other communications, and any other attempt by Iridex to modify, supersede, supplement, or otherwise alter this Agreement, are deemed rejected by Topcon and will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by authorized representatives of both Parties.

3.4Shipping, Packing and Delivery; Title and Risk of Loss.

3.4.1Iridex shall use commercially reasonable efforts to assemble, pack, mark, and ship the Products in the quantities, by the methods, to the delivery locations (the “Delivery Location”) and by the delivery dates set forth in the applicable accepted Order (subject to mutually agreed lead times, if any).  All Products delivered pursuant to this Agreement shall be suitably packed for shipment in Iridex’s standard shipping cartons (with each Product wrapped in double packing and fixed with foamed packaging), marked for shipment, and delivered Ex Works (Incoterms 2020) Iridex’s or its designee’s facility.  At Topcon’s reasonable request and expense, Iridex shall provide Topcon, its Affiliates or Subdistributors, as applicable, with all documents reasonably available to Iridex to the extent necessary for custom clearance and export, including fumigation certificate and certification of origin; provided, that in the event that Iridex incurs any fees in connection with provision of such documents necessary for custom clearance and export, Iridex shall promptly submit a written invoice to Topcon for reimbursement of such expenses, and Topcon shall reimburse Iridex for such fees to the extent reasonable and documented without undue delay. Unless otherwise expressly agreed to by the Parties in writing, Iridex may not make partial shipments of the Products to Topcon.

3.4.2Iridex shall provide Topcon with shipment documentation showing the Order number, Iridex’s identification number for the subject Products, the quantity of pieces in shipment, the number of cartons or containers in shipment, Iridex’s name, the bill of lading number, and the country of origin.

3.4.3Title and risk of loss to the Products shipped under any Order shall pass to Topcon upon receipt and acceptance by Topcon or its designee at the Delivery Location.  Unless otherwise instructed in writing by Topcon, Topcon shall select the carrier.  All freight, insurance and other shipping expenses shall be paid by Topcon.

3.4.4Iridex will promptly notify Topcon in writing in the event that Iridex is unable or anticipates that it will be unable to deliver compliant Products in accordance with the requirements of this Agreement in the quantities and within the Delivery Time Period (as defined below) (a “Failure to Supply”).

3.4.5In the event of a Failure to Supply, in addition to any other rights and remedies available to Topcon, Topcon may take any measures available to it to mitigate any of its resulting losses during the period affected by such Failure to Supply.  Topcon shall also have the right to cancel Orders for any quantities of Product affected by such Failure to Supply effective upon notice to Iridex, and Topcon shall have no further obligations to purchase any such cancelled quantities of Product.

3.4.6Iridex shall use commercially reasonable efforts to make deliveries of Product(s) to the delivery destination(s) specified by Topcon no more than fifteen (15) days after the delivery dates specified by Topcon in the relevant Order (the “Delivery Time Period”).

3.5Acceptance and Rejection of the Product.

3.5.1Product Testing and Inspections.  All Products supplied by Iridex shall meet the Product specifications as provided in the Order or as separately agreed in writing by Topcon (“Product Specifications”) and shall be manufactured, stored and handled in accordance with Applicable Law and the Quality and Regulatory Agreement (as defined below).  Prior to each shipment of Product hereunder, Iridex shall perform quality control procedures to ensure that Products to be shipped conform with the applicable Product Specifications.

3.5.2Rejection of Non-Conforming Goods.  Topcon or its designee shall have a period of thirty (30) days (the “Acceptance Period”) from the date of delivery of each shipment of Products to inspect such shipment of Products to determine whether (a) such shipment conforms to the amounts and models under the applicable Order and (b) there is any apparent irregularities with respect to the cartons.  For clarity, the inspection rights under this Section 3.5.2 is limited to visual inspection, and Topcon or its designee is not required to open the cartons or inspect whether each shipment conforms with the warranties given by Iridex in Section 9.1. During the Acceptance Period, if Topcon or its designee determines, in its sole discretion, that a Product is a Nonconforming Product, or the delivered Products exceed the amount of Products as requested for in the applicable Order (“Excess Products”), it shall notify Iridex, and Iridex may, at its option, upon reasonable prior notice to and in consultation with Topcon (including with respect to any charges below for which Topcon may seek reimbursement from Iridex), (x) if such Products are Nonconforming Products, either (i) accept return of the Nonconforming Products for a refund plus any reasonable inspection, test, shipping, handling and transportation charges actually paid by Topcon in accordance with this Agreement, (ii) promptly correct or replace such Products, or (y) Topcon may, at its option, if such Products are Excess Products, (1) return such Excess Products for a refund, plus any reasonable inspection, test, shipping, handling and transportation charges actually paid by Topcon in accordance with this Agreement, or (2) retain such Products. In each case the exercise by Topcon of any other rights available to Topcon or its Affiliates under this Agreement or pursuant to Applicable Law shall not be limited.  Any failure to notify Iridex of the non-conformity within such thirty (30) day period specified above will be deemed for purposes of this Agreement to constitute acceptance of such shipment; provided, however, that such acceptance shall be subject to the right to reject Product for latent Defects discovered by Topcon or its designee pursuant to Section 3.5.3 below.

3.5.3Rejection of Latent Defects.  Without limiting any of the foregoing, Topcon or its designee shall have the right to reject and demand replacement of the Products that were discovered to be, or become, Defective within sixty (60) days from the date of installation of the relevant Product at the Customer’s designated location prior to the expiration of the applicable shelf-life therefor, consistent with Iridex’s product warranties in effect from time to time consistently applied, which warranties shall not be materially different from the product warranties in effect as of the Effective Date; provided, that Iridex hereby represents and warrants to Topcon that, to Iridex’s knowledge as of the Effective Date, the warranties offered to customers by Iridex or its applicable distributors with respect to the Products are as of the Effective Date, and have been, consistent in all material respects with Applicable Laws in each country or region in the Territory; provided, further, that Topcon or its designee shall have the further right to reject, at any time prior to expiration of the shelf-life of the relevant Product, such quantities of Product accepted pursuant to Section 3.5.2 above on the grounds that such Products fail to conform to the applicable Product Specifications or otherwise fails to conform to the warranties given by Iridex in Section 9.1 by providing notice thereof to Iridex within fifteen (15) days of discovery; in each case, to the extent such non-conformance could not have reasonably been determined by a visual inspection.

3.5.4Disputes Regarding Conformance to Specifications.  If Iridex does not agree with Topcon or its designee’s determination that a Product is a Nonconforming Product, Iridex shall respond in writing to a rejection notice from Topcon or its designee within fifteen (15) days from the date of receipt of such rejection notice, and then Iridex and Topcon shall discuss in good faith and each use its commercially reasonable efforts to resolve such disagreement as promptly as possible.  Without limiting the foregoing, Iridex and Topcon shall discuss in good faith mutually acceptable testing procedures pursuant to which both Iridex and Topcon will re-test a sample of the disputed Product to determine whether such Product complies with the warranties set forth in Section 9.1, at the Parties’ shared cost (i.e., 50/50); provided, that if, as a result of such re-test, such Product was determined (a) to be a Nonconforming Product, Iridex shall bear the full amount of such re-test, or (b) not to be a Nonconforming Product, Topcon shall bear the full amount of such re-test.  Notwithstanding the foregoing, in the event Iridex and Topcon are unable to resolve such disagreement within sixty (60) days of the date of the applicable rejection notice, either Party may submit a sample of the allegedly non-conforming Product for tests and a determination as to whether or not such Product conforms to the warranties given by Iridex in Section 9.1 to an independent testing organization, or to a consultant of recognized repute within the United States or Japanese medical device industry, in either case agreed in writing by the Parties, such agreement not to be unreasonably withheld or delayed by either Party.  The determination of such organization or consultant with respect to all or part of any shipment of Product shall be final and binding upon the Parties.  The fees and expenses of such organization or consultant making such determination shall be borne by the Party in error.

3.5.5Return and Replacement of Non-Conforming Goods.  In the event of a final determination that delivered Product is a Nonconforming Product, such Product shall be returned to Iridex or destroyed, as agreed by the Parties, and Iridex will, at Topcon’s discretion, replace such Product or cancel the Order for such non-conforming Products.  If Topcon directs Iridex to replace such non-conforming Products, then Iridex shall promptly replace all such non-conforming quantities of Product at Iridex’s cost.

3.5.6Existing TMLS Inventory.  For clarity, this Section 3.5 shall not apply to any Existing TMLS Inventory.

3.6Inventory.  Iridex shall use commercially reasonable efforts to maintain sufficient Product inventory to permit it to fill Topcon’s Orders as requested herein. If any Product is known by Iridex to be subject to limited availability at any time that would reasonably be expected to cause Iridex not to fulfill any pending Orders for such Product, then Iridex shall notify Topcon before filling any Order for such Product, and Topcon has the right, in its sole discretion and without liability or penalty, to cancel any existing Order for such Product.  Topcon shall use commercially reasonable efforts to maintain an adequate inventory of all Products to satisfy commercially reasonable demand for such Products throughout the Territory so as to avoid any backorder to a Customer.

3.7Quality and Regulatory Agreement.  Promptly after the Effective Date, but not later than by March 31, 2021, the Parties shall negotiate in good faith and enter into a mutually acceptable quality and regulatory agreement (“Quality and Regulatory Agreement”) in accordance with Topcon’s and Iridex standard operating procedures and in conformity with any Regulatory Agency requirements and Applicable Law.  The Quality and Regulatory Agreement shall provide for the roles and responsibilities of the Parties and other reasonable details relating to the quality assurance and regulatory matters set forth in Article 6 hereof.  To the extent that any inconsistencies or conflicts exist between (i) any term of the Quality and Regulatory Agreement and (ii) any term of this Agreement, the quality provisions in the Quality and Regulatory Agreement shall prevail.

ARTICLE 4
CONSIDERATION

4.1Exclusive Distribution Fee.

4.1.1In partial consideration of the rights granted and obligations undertaken under this Agreement (and under the other strategic transactions contemplated hereby), Topcon will pay to Iridex a one-time exclusive distribution fee in the amount of [***] for the Exclusive Distribution Rights (the “Consideration”); provided, that of the full Consideration amount, (i) [***] shall be payable on or around the Effective Date or such other date as agreed to by the Parties in writing and (ii) [***] shall be payable on April 1, 2021 or such other date as agreed to by the Parties in writing (such date, the “Exclusive Distribution Rights Start Date”); provided, that with respect to subsection (ii), such amount shall be paid only if, as of the Exclusive Distribution Rights Start Date, Iridex has (A) begun the process of transferring to Topcon the Exclusive Distribution Right in Japan, which process shall be evidenced by a copy of a written notice or letter sent by Iridex to the existing distributor in Japan under which Iridex has exercised its right of termination or non-renewal in accordance with the terms of the applicable Existing Distributor Agreement and (B) used its commercially reasonable efforts to obtain a written acknowledgement by such existing distributor to assign and transfer all supporting documents in such existing distributor’s possession that are necessary for Topcon to effectuate the transfer of exclusive distribution rights to Topcon in Japan.  Notwithstanding anything to the contrary herein, in the event that Iridex is not able to convey, or has not conveyed, to Topcon the Exclusive Distribution Right with respect to any Product in Japan or any other country or region in the Territory within nine (9) months of the Effective Date in accordance with this Agreement for any reason (any such delay, a “Delay”), including due to delays in negotiating the Termination, Iridex shall promptly notify Topcon, and Topcon shall have the right to determine whether to (a) exclude such country or region from the Territory, or (b) continue negotiation for the Termination to the Existing Distributor Agreement in question, and Iridex shall cooperate with Topcon with respect to, and use commercially reasonable efforts to take all necessary actions to effectuate, any such reasonable determinations made by Topcon; provided that, except as expressly provided in Section

4.1.2 or 4.1.3 below, the foregoing shall be the exclusive remedies of Topcon with respect to any and all claims arising in connection with a Delay under this Section 4.1.1, except with respect to any claims arising in connection with any fraud, gross negligence, willful misconduct or known violation of Applicable Law by Iridex or its Affiliates.

4.1.2If Topcon determines to exclude the relevant country or region in accordance with Section 4.1.1, Iridex shall promptly pay to Topcon an exclusivity termination fee in connection with such country or region within thirty (30) days from the date on which Topcon makes such determination, such exclusivity termination fee to be calculated [***] (such amount, the “Exclusivity Termination Fee”).  [***].

4.1.3If, after the termination of the Existing Distribution Agreement in any country or region in the Territory but during the Term applicable to such country or region, Iridex grants any right to Distribute any Product in such country or region to any Person other than Topcon, Topcon shall have the right to exclude the relevant country or region in accordance with Section 4.1.1, in which event Iridex shall promptly pay to Topcon the Exclusivity Termination Fee, amount of which shall be prorated by the ratio of (i) the number of days remaining in the Term as of the termination date against (ii) the number of days in the entire Term of ten (10) years, in accordance with the calculation and payment procedures set forth in Section 4.1.2; provided, that this Section 4.1.3 shall not apply to Iridex’s grant of any rights to Distribute the Products to any Person following its exercise of option to convert the appointment of Topcon to a non-exclusive arrangement or to terminate Topcon’s appointment as the exclusive distributor in any country or region in the Territory pursuant to Section 2.4.

4.1.4If Topcon determines to continue negotiation for the termination of the Existing Distributor Agreement in question in accordance with Section 4.1.1, Iridex shall continue its negotiations in accordance with (i) Section 4.1.1 and (ii) reasonable instructions of Topcon; provided, that Topcon shall have the right to determine whether to (a) exclude such country or region from the Territory, or (b) continue the negotiation; provided, that if the negotiation has not been concluded within six (6) months from the date on which Topcon makes such determination of whether to proceed with (a) or (b) in accordance with the foregoing sentence, such delay shall constitute a “Delay” as set forth in Section 4.1.1, and Sections 4.1.1, 4.1.2 and 4.1.4 shall apply mutatis mutandis (and the same applies for every six (6)-month period thereafter); provided that, except as expressly provided in Section 4.1.1 or 4.1.2 above, the foregoing shall be the exclusive remedies of Topcon with respect to any and all claims arising in connection with a Delay under this Section 4.1.3, except with respect to any claims arising in connection with any fraud, gross negligence, willful misconduct or known violation of Applicable Law by Iridex or its Affiliates.

4.2Transfer Price.

4.2.1As soon as practicable, but in any event within ninety (90) days after the Effective Date, the Parties shall discuss in good faith the transfer price for each Product under this Agreement, and agree to such transfer price in writing (each a “Transfer Price”); provided that, subject to Section 4.2.3, the Transfer Price for a Product may be amended or changed from time to time thereafter by Iridex upon not less than ninety (90) days’ prior written notice to Topcon. For clarity, all Transfer Prices are in U.S. Dollars.

4.2.2For clarity, Topcon shall have sole discretion to establish the prices and terms on which Topcon sells the Products in the Territory.

4.2.3Iridex shall ensure that the Transfer Price charged by Iridex for each Product from and after the Effective Date will be at least as low as the price charged by Iridex to its other distributors for such Product, considering all relevant factors and circumstances (including without limitation the applicable countries and quantities).

4.3Invoice. Iridex shall issue a monthly invoice to Topcon for all Products ordered in the previous month. Each invoice for the Products must set forth in reasonable detail the amounts payable by Topcon under this Agreement and contain the following information, as applicable: a reference to this Agreement; Order number, amendment number, and line-item number; Iridex’s name; Iridex’s identification number; carrier name; ship-to address; weight of shipment; quantity of Products shipped; number of cartons or containers in shipment; bill of lading number; country of origin, and any other information necessary for identification and control of the Products. Topcon reserves the right to return and withhold payment for any invoices or related documents that are inaccurate or incorrectly submitted to Topcon. Topcon shall notify Iridex of any dispute regarding an invoice within ten (10) Business Days from Topcon’s receipt of such invoice. The Parties shall seek to resolve all such disputes expeditiously and in good faith. Notwithstanding anything to the contrary, Iridex shall continue performing its obligations under this Agreement during any such dispute.

4.4Performance Metrics.

4.4.1Iridex and Topcon have agreed to certain performance metrics (“Sales Target Baseline”), including minimum annual purchases and sales of both retina and glaucoma Products by region, as set forth in Exhibit E; provided that such Sales Target Baseline shall not apply to any decline in such purchases and sales to the extent attributable to Iridex (which shall include, but shall not be limited to, issues concerning rejection of Orders, product quality, Transfer Prices increases, issues or concerns raised by Regulatory Agency, and manufacturing issues impacting Distribution of the Products) or any cause beyond the reasonable control of Topcon and its Affiliates, including the occurrence of any force majeure event in accordance with Section 15.3; provided, further, that the Parties shall negotiate in good faith an appropriate adjustment to such Sales Target Baseline(s) in the event of such decline or occurrence.  Notwithstanding anything herein to the contrary, if (i) there is any changes to the initial Transfer Price with respect to any country or region in the Territory as discussed by the Parties pursuant to Section 4.2.1 and/or (ii) there is a Delay of more than nine (9) months after the Effective Date in any country or region in the Territory, the Sales Target Baseline in Exhibit E shall not apply to such country or region, and the Parties shall discuss and amend the Sales Target Baseline applicable to the Territory experiencing such changes in Transfer Price or Delay in good faith.

4.4.2In the event that Topcon fails to meet any such Sales Target Baseline during any applicable Term Year beginning after the first anniversary of the Effective Date with respect to retina or glaucoma Products in any region and does not cure such failure within the Term Year immediately thereafter, Iridex shall have the right, in its sole discretion and upon delivery of written notice to Topcon, to terminate Topcon’s appointment with respect to such Products in such region of the Territory; provided that the foregoing (i) shall be subject to Section 4.4.3 and (ii) shall be the exclusive remedy of Iridex with respect to any and all claims arising in connection with this Section 4.4.

4.4.3In the event that Iridex elects to terminate Topcon’s appointment pursuant to this Section 4.4 with respect to Products in a region or country, Iridex shall pay Topcon an amount equal to [***].

4.5Payment Terms.

4.5.1All payments shall be made in U.S. dollars in immediately available funds to wire instructions provided by Iridex reasonably in advance.  Except for any amounts disputed by Topcon in good faith, Topcon shall pay Iridex the amount due under each invoice within sixty (60) days following Topcon’s receipt of Products.  Payment of invoices will not be deemed acceptance of the Products or waive Topcon’s right to inspect such Products.

4.5.2A monthly interest rate of one percent (1.0%), or the maximum rate permitted by Applicable Law, whichever is lower, shall be applied to all outstanding balances not paid within the applicable period by either Party under this Agreement.  All payments to be made by either Party under this Agreement shall be net of bank charges and exchange commission.

4.6Taxes.

4.6.1Prices are exclusive of all applicable taxes.  Topcon agrees to pay all sales, use, excise, value-added and similar taxes and all customs duties associated with the marketing, Distribution and delivery of the Products ordered.  Upon Topcon’s request, Iridex shall promptly submit to Topcon tax receipts or other documents as reasonably requested by Topcon to evidence the payment for the taxes so as to enable Topcon or its Affiliates to make a claim for any tax credit it may be entitled to or otherwise available to it.  Topcon and Iridex will each be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding taxes or other amounts that are required to be deducted and withheld pursuant to any applicable tax law of any jurisdiction.  To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

4.6.2Upon reasonable request by Iridex, Topcon shall use commercially reasonable efforts to apply for an exemption or reduction of the withholding taxes in accordance with applicable tax convention, as long as Topcon is qualified for such exemption or reduction under such convention and Iridex submits all necessary forms as reasonably requested by Topcon to be qualified for the same before the relevant payment becomes due and payable.

4.6.3Without prejudice to any of the foregoing, all other taxes that are not provided in Sections 4.6.1 or 4.6.2 above but imposed as a result of the existence of this Agreement or the performance hereunder shall be paid by the Party required to make such payments under applicable law.

ARTICLE 5
MARKETING AND PROMOTION

5.1Sales Efforts.  Topcon shall use its commercially reasonable efforts to promote and sell all Products in each country and region within the Territory.  Without limiting the foregoing, Topcon will use its commercially reasonable efforts to allocate necessary personnel, to meet annual sales plans, to maintain and enhance the reputation and acceptance of the Products and reasonably cooperate with Iridex in promoting the sale of the Products in the Territory, in each case subject to and in accordance with Topcon’s standard internal procedures and policies.  Iridex shall cooperate with Topcon in advertising and promoting the Products in the Territory.  Upon Iridex’s reasonable written request, Topcon shall provide Iridex opportunities to participate in Topcon’s national or regional sales meetings at no charge, provided Iridex shall pay its own incidental costs, including costs related to travel and lodging, with respect thereto.  Any and all costs associated with advertising, sales promotion, workshops, seminars, conventions, exhibits or other selling costs shall be the responsibility of Topcon; provided, that to the extent any such fees relate to joint advertising and commercialization efforts of Topcon and Iridex, the Parties shall discuss and agree on cost allocation procedures and methods with respect to such fees in good faith.

5.2Materials.  Iridex will furnish Iridex’s brochures, clinical data, advertising and selling information and promotional literature, and any other information within Iridex’s possession and control that is reasonably requested by Topcon, to Topcon at no charge, to the extent reasonably necessary to support the sales of Products in the Territory.  Topcon, at its own costs, may arrange to translate any materials provided by Iridex into any language other than English.  Notwithstanding the foregoing, and subject to Article 6, it will be the responsibility of Iridex to arrange translations of instruction manual or guidelines, training material, or other similar material into language other than English, as reasonably requested by Topcon, to the extent such translations are reasonably required to Distribute the Products in each country or region in the Territory.  For clarity, nothing in this Section 5.2 shall prevent Topcon, its Affiliate or Subdistributors from preparing promotional materials in each country or region without any prior consent or review by Iridex.

5.3Marketing Plans.  Iridex and Topcon shall prepare and agree upon an annual sales plan by October 31 for each subsequent year of the Agreement.  Each annual sales plan shall include purchase and sales projections by quarter.  Such annual sales plan shall include a reasonable, non-binding forecast of the number of Products to be placed each year, preparation(s) for the Territory’s proposed sales goals, promotions, prospecting activities and telemarketing activities, among other information as reasonably discussed by the Parties in good faith.

5.4Iridex Obligations. During the Term, Iridex shall, upon Topcon’s reasonable request and at no cost to Topcon:

5.4.1provide any necessary information or material in Iridex’s possession and control, and customary support (including consulting with Topcon regarding inventory levels, advising on effective promotional efforts, and helping to coordinate promotional activities and resolve Customer disputes), regarding the marketing, advertising, promotion, and sale of Products and shall notify Topcon promptly in the event of any material changes in such information;

5.4.2no later than sixty (60) days after the Effective Date, have trained Topcon’s personnel regarding the marketing, sale, and support of the Products, as agreed in good faith by Topcon and Iridex;

5.4.3provide Topcon such marketing, advertising, promotional, sales, and technical literature of Products in Iridex’s possession and control as reasonably necessary to assist with the promotion of the Products;

5.4.4provide customary technical support to Customers and, as reasonably requested by Topcon, provide support contact information, escalation procedures, and other support-related information to Topcon for all Products and related licenses; and

5.4.5allow Topcon to participate in its marketing, advertising, promotion, and sales programs or events;

provided, in each case, that each Party shall be solely responsible for all expenses incurred by such Party or its personnel associated with such support, training, assistance and participation, including travel, lodging, local transportation, meal costs and other incidental costs.

ARTICLE 6
REGULATORY AND QUALITY ASSURANCE

6.1MAA Approval.

6.1.1As between the Parties, subject to the terms and conditions of the this Agreement, including without limitation Section 6.1.2 and the Quality and Regulatory Agreement, and Applicable Laws, (a) Iridex shall be responsible to prepare and file all MAA and secure all MAA Approvals for Products from all Regulatory Agencies necessary to market Products in (A) the Territory, except for Japan, (B) the United States and (C) outside the Territory, and (b) Topcon shall be responsible to prepare and file all MAA and secure all MAA Approvals for Products from all Regulatory Agencies necessary to market Products in Japan; provided, that, with respect to all countries and regions in the Territory other than Japan and the United States, the responsibilities shall be allocated based on good faith discussion among the Parties and reflected in the Quality and Regulatory Agreement (Iridex, with respect to all countries and regions in the Territory other than Japan, and Topcon, with respect to Japan, shall be referred to as “MAA Responsible Party”).  Iridex shall own all right, title and interest in and to any and all MAA and MAA Approvals for Products in the Territory other than Japan, and Topcon shall own all right, title and interest in and to any and all MAA and MAA Approvals for Products in Japan.  For clarity, and notwithstanding anything to the contrary herein, Iridex shall own all right, title and interest in and to any and all MAA and MAA Approvals for Products outside the Territory.

6.1.2Iridex shall be responsible to prepare certain documents necessary to submit an MAA (such materials, “MAA Documents”) in Japan and other countries and regions in the Territory, including Third Party supporting certifications and materials (including translations), at its sole cost to the extent provided in the Quality and Regulatory Agreement or otherwise agreed in writing by the Parties.  For clarity, all other costs and expenses of preparing and filing all MAA and securing all MAA Approvals in Japan will be borne by Topcon (or its Affiliates or Subdistributors).

6.1.3The Parties shall discuss in good faith and agree in the Quality and Regulatory Agreement on (i) the actual roles and responsibilities of each Party and (ii) the responsibility and procedures relating to quality control and assurance and safety control of Products necessary under Applicable Law in each country or region in accordance with Section 3.7.

6.2Registration Materials.

6.2.1To the extent permitted under Applicable Law, MAA Responsible Party, at its sole cost, shall be responsible for filing and obtaining all government and other approvals necessary to Distribute the Product in the Territory, including permits, registrations, licenses, exemptions, exceptions and other permissions, etc., in each case to the extent necessary for the lawful Distribution and use of the Products in the Territory, including without limitation any import and export licenses and permits (“Registration Materials”), unless otherwise agreed in writing by the Parties.  For the avoidance of doubt, Iridex shall be responsible for filing and obtaining all Registration Materials necessary to Distribute the Product in the United States and other countries and regions outside the Territory.

6.2.2Iridex shall provide Topcon with any materials within its possession and control that are necessary to obtain and maintain import licenses and product registrations for the Products in Japan including but not limited to technical descriptions, data, drawings, services manuals, quality control audits, and facility inspection reports, and any other information as reasonably requested by Topcon.  In addition, to the extent permitted by Applicable Law and the terms of any applicable Existing Distributor Agreements, Iridex shall use commercially reasonable efforts to take, or cause its existing distributors for the Products in Japan to take, appropriate measures in respect of any changes to any MAA, MAA Approval and/or Registration Materials to the extent required to market Products in Japan in accordance with this Agreement.

6.3Regulatory.  MAA Responsible Party shall comply fully with Applicable Law of the Territory as relating to Products.

6.4Quality Assurance.  Each Party will maintain a quality system in its organization in accordance with Applicable Laws, and in particular will use its commercially reasonable efforts to ensure that: (i) such Party will be in compliance with any product management, manufacturing or quality control standards or requirements applicable to such Party under any Applicable Law, (ii) such Party will be able to proceed to recall specific Products without significant delay (provided that such Party shall use commercially reasonable efforts to provide reasonable advance written notice to the other Party, including any details reasonably requested by the other Party, with respect to any such recall); and (iii) such Party, upon reasonable request by the other Party, collects and provides to the other Party reasonably necessary information regarding the locations and conditions of the Products.  Topcon will use its commercially reasonable efforts to ensure that its personnel performing any obligation on its behalf with respect to Distribution of Product in the Territory in any material capacity under this Agreement have appropriate technical skills, training, and expertise with respect to the Products, provided that Iridex provides sufficient training to such Topcon personnel with respect to the Products so as to enable Topcon to perform its responsibilities set forth herein.

6.5Alterations.

6.5.1Any alterations to any Product shall only be made subject to reasonable prior written notice to Topcon to the extent such alterations are made pursuant to orders from any Regulatory Agency, provided that (i) in the event that Topcon reasonably determines that an application for amendment to any MAA Approval in Japan may be necessary with respect to the particular Product in question, Iridex shall not export or deliver to Japan any Products reflecting or incorporating such alterations unless and until such time that Topcon notifies Iridex in writing that such amendment to the MAA Approval under the Applicable Law has been completed, and (ii) if such amendment to the MAA Approval in Japan is required under the Applicable Law, the Parties shall discuss in good faith regarding whether to continue the Distribution of the former Products (before such alterations are implemented) in Japan during such period of time.

6.5.2Without limiting the foregoing, in the event that Iridex desires to make any alterations to any Product, before making any such alterations, Iridex shall promptly send a written notice to Topcon to that effect, specifying the details regarding the nature of such alterations, proposed timeline for making such alterations, the reasons for making such alterations, information concerning the manufacturing site/factory in respect of the Product subject to the alterations, and any other information as reasonably requested by Topcon, and the Parties shall discuss in good faith whether Topcon has any material concerns with making such alterations to the applicable Product.

6.5.3 Upon making any change in specifications or designs, including a change of manufacturing site, in accordance with this Section 6.5, the Parties shall discuss in good faith whether Iridex shall replace or make such changes on any of the Products previously shipped to Topcon. For the avoidance of doubt, in the event that any MAA or MAA Approval is required with respect to the alterations, until such time that the required MAA or MAA Approval is completed, Iridex shall not Distribute the altered Product to Topcon for the purpose of Distribution in Japan.

6.5.4Topcon shall not make any alterations to any Product unless specifically authorized in writing by Iridex, and Iridex shall be under no obligation to make any alterations that may be requested by Topcon unless such alterations are sought to correct any Defect herein, in which case Topcon shall comply with Iridex’s reasonable instructions, provided that all fees and expenses related thereto shall be borne by Iridex.

6.6Records and Reports. Topcon shall provide Iridex with monthly sales tracing reports for all Products sold in the Territory. Topcon will include, on a country-by-country and Product-by-Product basis, the quantity of Products sold by Topcon in each such Territory, to the extent such information is reasonably available to Topcon and subject to Applicable Laws and confidentiality obligations owed by Topcon to any Third Party.

ARTICLE 7.
COOPERATION; AUDIT AND INSPECTION

7.1Cooperation. The Parties shall cooperate with each other in good faith (i) in the performance of the Parties’ respective obligations under this Agreement; and (ii) to facilitate an orderly and efficient transition of services, processes and functions as contemplated in this Agreement, and in each case, in a manner consistent with the intent of this Agreement.  Without limiting the foregoing, Iridex agrees to use commercially reasonable efforts to cooperate with Topcon, upon its reasonable request, to provide Topcon with relevant MAA Documents necessary to obtain MAA Approvals or respond to any requests or queries from Regulatory Agencies for the Products, in each case, for obtaining or maintaining MAA Approvals for the Products in any Territory, at Iridex’s expense solely to the extent such information is reasonably available to Iridex; provided, that allocation with respect to any other expense relating to MAA Documents shall be discussed by the Parties in good faith and reflected in the Quality and Regulatory Agreement.

7.2Audit and Inspection.  Each Party, at its own expense, reserves the right for it or its representatives to inspect the other Party’s facilities during its normal business hours and with reasonable advance notice to confirm compliance with the obligations of this Agreement, to the extent reasonably necessary by the requesting Party to comply with Applicable Law.  Each Party shall cooperate with the other Party in the event of any request for audit, investigation or inspection as conducted by any Regulatory Agency.

ARTICLE 8
INTELLECTUAL PROPERTY

8.1Products. Topcon agrees that other than as expressly set forth in this Agreement, no license or other rights in Iridex’s intellectual property rights are granted to Topcon, and all such rights are hereby expressly reserved by Iridex.  Topcon shall not (i) modify, copy, or otherwise reproduce any Product or documentation Iridex provides to Topcon in connection with this Agreement without the prior written approval of Iridex or (ii) reverse engineer, decompile, or disassemble any Product, or encourage or assist any Third Party in doing so, unless in each case (i) or (ii) otherwise explicitly permitted under this Agreement.

8.2Trademarks.  During the Term of this Agreement, Topcon and its Affiliates, authorized independent sales representatives, Subdistributors, successors and assigns shall have the right to indicate to the public that it is an authorized distributor of the Products and to advertise within the Territory the Products under the trademarks, marks, and trade names that Iridex may adopt from time to time (“Iridex Trademarks”).  Iridex Trademarks shall at all times remain the exclusive property of Iridex and all use of Iridex Trademarks shall inure to the exclusive benefit of Iridex.

8.3Trademark Restrictions.  All representations of Iridex Trademarks that Topcon intends to use shall be, in all material aspects, reasonably exact copies of those used by Iridex or shall first be submitted to Iridex for approval (which shall not be unreasonably delayed or withheld) of design, color and other details.  Topcon shall not engage in any activity in connection with the use of the Iridex Trademarks that would adversely affect the name, reputation or goodwill of Iridex or the Products.  In addition, Topcon shall fully comply with all reasonable guidelines, if any, communicated by Iridex concerning the use of Iridex Trademarks.  In no event may Topcon use or authorize any use of any of Iridex Trademarks in any domain name whether registered, owned, or operated by or on behalf of Topcon.  Topcon shall not challenge or assist others to challenge Iridex Trademarks (except to the extent such restriction is expressly prohibited by Applicable Law) or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of Iridex.  Any violation of the foregoing shall be deemed a material breach of this Agreement that is incapable of cure, entitling Iridex to terminate this Agreement immediately upon notice to Topcon.  Except as set forth in this Article 8, nothing contained in this Agreement shall grant or shall be deemed to grant to Topcon any right, title or interest in or to Iridex Trademarks.  Upon termination of this Agreement, Topcon shall cease to use any and all of Iridex Trademarks as soon as reasonably practicable.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

9.1Limited Product Warranty.

9.1.1Subject to this Section 9.1.1 and Section 9.2 below, to the extent permitted under Applicable Law, for the duration of the applicable Iridex warranty period, provided that details regarding such warranty period and detailed terms related to warranty shall be discussed and separately agreed (taking into consideration any holding periods relating to the Products) in writing by the Parties as soon as practicable after the Effective Date but in any event before March 31, 2021, Iridex warrants to Topcon that (i) the Products are free from defects in workmanship and materials and conform to Iridex’s specifications under normal use and care; (ii) the Products are free of defects in design; and (iii) upon initial delivery (and without limiting Topcon’s payment obligations hereunder), Topcon will receive good and valid title to the Products, free and clear of all security interests or liens of any kind.  In the event that Iridex offers any additional extended warranty with respect to the Products without charge, Iridex shall provide such additional extended warranty available for the Products sold hereunder by Topcon.

9.1.2Subject to the terms and conditions of this Agreement, Iridex shall be responsible for all costs and expenses relating to transporting, loading and unloading, customs, taxes, tariffs and duties, insurance, and any other similar financial contributions or obligations relating to any repairs, replacement parts or replacement Products carried out within the applicable warranty period.

9.1.3Topcon (or its Affiliates or Subdistributors) may at its (or their) own expense provide a warranty to Customers and handle Customer warranty claims and returns for allegedly non-conforming Products in accordance with its own policies.  If a Customer contacts Iridex with a warranty claim, Iridex shall refer such Customer to Topcon.

9.1.4All Topcon warranty claims shall be made in accordance with Section 3.5 above.  Subject to the foregoing and to Section 9.2 below, upon Topcon’s confirmation of Defects, Iridex will, at its option, and upon reasonable prior written notice to and in consultation with Topcon (including with respect to any charges below for which Topcon may seek reimbursement from Iridex), either (A) repair or replace the Product (and/or any part or component thereof) at the cost of Iridex, including any reasonable applicable transportation and custom clearance charges actually paid by Topcon in accordance with this Agreement, or (B) credit Topcon’s account for the Product purchase price paid therefor plus any reasonable inspection, test and transportation and custom clearance charges actually incurred by Topcon as a result of such Defects in accordance with this Agreement.

For clarity, this Section 9.1 shall not apply to any Existing TMLS Inventory.

9.2Limitations.  To the extent permitted under Applicable Law, the warranties in Section 9.1 shall not apply to Products that have been modified or altered in any manner by anyone other than Iridex or authorized Topcon personnel who receive training in accordance with Section 10.1 hereof (“Authorized Personnel”), to Products where the original packaging of which has been damaged or tampered by any Person other than Iridex, or to Defects or other failures of Products to meet specifications caused (i) through no fault of Iridex during shipment to or from Topcon; (ii) by the use other than as permitted by this Agreement; or (iii) by storage, usage or handling in any manner inconsistent with the Product label as agreed by the Parties in advance. Iridex shall not be liable for misbranding with respect to any Product labeling or package insert text provided or used by Topcon, or any translation thereof and Iridex shall not be liable for any adulteration or failure to meet the Product Specifications due to handling or packaging of the Product by Topcon, its Authorized Personnel, its Subdistributors or its agents.

9.3General Representations and Warranties.  Each Party represents and warrants that: (a) it has full power to enter into this Agreement and to grant to the other Party the rights granted to such other Party under this Agreement, (b) it has obtained all necessary corporate approvals to enter into and execute the Agreement, (c) its execution of this Agreement and performance of the terms set forth herein will not cause be in conflict with or constitute a breach of any agreement or understanding with any Third Party, and (d) it is in compliance with all Applicable Laws.  Without limiting the foregoing, Iridex represents and warrants that, subject to the terms and conditions of this Agreement, including without limitation Section 2.1.2, it (i) has, and shall during the Term maintain, the right to grant the rights and licenses granted to Topcon under this Agreement, (ii) has obtained any consents and executed any amendments necessary to grant such rights and licenses, and (iii) has not, and will not during the Term, grant any rights to any Third Party that conflict with the rights and licenses granted to Topcon hereunder.

9.4FCPA Compliance.  Each Party warrants that in the performance of its obligations under this Agreement, it will not act in any fashion or take any action which will render the other Party liable for a violation of the U.S. Foreign Corrupt Practices Act (the “FCPA”), which prohibits the offering, giving or promising to offer or give, directly or indirectly, money or anything of value to any official of a government, political party or instrumentality thereof in order to assist Topcon or Iridex in obtaining or retaining business.  Each Party shall have the right to immediately terminate this Agreement should the other Party make any payment which would violate the FCPA.

9.5Disclaimer.  SUBJECT TO IRIDEX’S WARRANTIES TO TOPCON AS DESCRIBED IN SECTION 9.1, AND TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, IRIDEX DOES NOT MAKE ANY OTHER WARRANTY TO TOPCON, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO PRODUCTS, SPECIFICATIONS, SUPPORT, SERVICE OR ANY OTHER MATERIALS AND IRIDEX SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT.

9.6Limitation of Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT FOR LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, NEITHER PARTY NOR ITS REPRESENTATIVES IS LIABLE FOR CONSEQUENTIAL (INCLUDING LOST PROFITS), INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR ENHANCED DAMAGES, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED IN ADVANCE BY THE OTHER PARTY OR COULD HAVE BEEN REASONABLY FORESEEN BY TOPCON, REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT, OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, TO THE EXTENT PERMITTED BY LAW, EXCEPT FOR LIABILITY FOR INDEMNIFICATION (INCLUDING, WITHOUT LIMITATION, ANY LIABILITY WITH RESPECT TO PRODUCT LIABILITY), LIABILITY FOR FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, AND WITHOUT LIMITING IRIDEX’S OBLIGATIONS UNDER THE QUALITY AND REGULATORY AGREEMENT WITH RESPECT TO PRODUCT RECALLS OR WITHDRAWALS, THE TOTAL AGGREGATE LIABILITY OF EITHER PARTY ARISING UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED TWICE THE AMOUNT PAID BY TOPCON TO IRIDEX PURSUANT TO THIS AGREEMENT WITH RESPECT TO THE UNIT OR UNITS OF PRODUCTS INVOLVED IN THE INCIDENT GIVING RISE TO SUCH LIABILITY.

ARTICLE 10
TRAINING AND SUPPORT

10.1Training.  To assist Topcon with the Distribution and support of Products, Iridex shall provide reasonable support and training as requested by Topcon in connection with the Distribution of the Products, provided that the expenses for (i) any such training that relate to commercialization of the Products shall be borne by the incurring Party and (ii) training relating to repairs, after-sales support, and quality control shall be separately discussed by the Parties in good faith and provided in the Quality and Regulatory Agreement. Topcon shall use its commercially reasonable efforts to cause its personnel to attend training on the operation and use of Products provided by Iridex upon Iridex’s reasonable request, which will be made available at times reasonably convenient to the concerned personnel of both Topcon and Iridex at a location mutually acceptable to the Parties.  Topcon shall be solely responsible for travel, lodging, local transportation and meal costs associated with such training, to the extent such expenses have been incurred by Topcon.

10.2Support.  After the Effective Date, the Parties shall discuss in good faith and agree separately in writing on the terms and conditions for provision of support to Customers by March 31, 2021 or such other date as agreed by the Parties in writing.

ARTICLE 11
CONFIDENTIAL INFORMATION

11.1General.  Except as otherwise expressly provided in this Agreement, during the Term and for five (5) years thereafter, each Party shall hold in confidence and not use or disclose to any Third Party any product, technical, marketing, financial, business or other proprietary information (“Confidential Information”) disclosed to such Party by the other in connection with this Agreement.  Without limiting the foregoing, the terms of this Agreement shall be considered each Party’s Confidential Information.

11.2Exceptions.  Notwithstanding the foregoing, Confidential Information shall not include information that: (i) was publicly known or made generally available without a duty of confidentiality prior to the time of disclosure by the disclosing Party to the receiving Party; (ii) becomes publicly known or made generally available without a duty of confidentiality after disclosure by the disclosing Party to the receiving Party; (iii) is in the rightful possession of the receiving Party without confidentiality obligations at the time of disclosure by the disclosing Party to the receiving Party as shown by the receiving Party’s then-contemporaneous written files and records kept in the ordinary course of business; or (iv) is obtained by the receiving Party from a Third Party without an accompanying duty of confidentiality without a breach of such Third Party’s obligations of confidentiality.

11.3Authorized Use and Disclosure.  Each Party may use and disclose Confidential Information of the other Party as follows: (a) under appropriate confidentiality provisions substantially equivalent to those in this Agreement in connection with the performance of its obligations or exercise of rights granted to such Party in this Agreement; (b) to the extent such disclosure is reasonably necessary for complying with the terms of agreements with Third Parties subject to appropriate confidentiality provisions consistent with those in this Agreement, prosecuting or defending litigation or otherwise required by Applicable Law or the rules of any stock exchange on which a Parties shares are listed from time-to-time, provided, however, that if a Party is required by Applicable Law (or the rules of any stock exchange) to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (c) in communication with existing and potential contractors, investors, acquirers, consultants, advisors (including financial advisors, lawyers and accountants) and others on a need to know basis, in each case, under appropriate confidentiality provisions and a written agreement substantially equivalent to those of this Agreement; or (d) to the extent mutually agreed to by the Parties in writing.

11.4Equitable Relief.  Each Party acknowledges that any breach of its confidentiality or non-use obligations under this Agreement may cause irreparable harm to the other Party which cannot be reasonably or adequately compensated in damages in an action at law.  Accordingly, each Party agrees that the other will be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief without having to prove the inadequacy of any other remedy it may have at law or in equity and without being required to post bond or other security relating to any actual or threatened breach of the obligations relating to the other Party’s Confidential Information set forth in this Article 11. Iridex acknowledges that its breach of any provisions relating to exclusivity (including with respect to grant of Exclusive Distribution Rights to Topcon) under Article II of this Agreement may cause irreparable harm to Topcon and its Affiliates which cannot be reasonably or adequately compensated in damages in action at law. Accordingly, Iridex that Topcon will be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief without having to prove the inadequacy of any other remedy it may have at law or in equity and without being required to post bond or other security relating to any actual or threatened breach of Iridex’s obligations relating to exclusivity set forth in this Article 11.

ARTICLE 12
INDEMNIFICATION; INSURANCE

12.1Indemnity By Topcon.  Subject to Section 12.3, Topcon shall indemnify, defend and hold Iridex and its Affiliates and their respective officers, directors, employees and representatives harmless from and against any claims, suits, losses, damages, liabilities, costs and expenses (including reasonable attorney’s fees, collectively, “Losses”) arising from any claim, action or proceeding brought by Third Parties, including any Customers, arising from: (a) any material breach by Topcon of this Agreement; (b) any gross negligence or intentional misconduct of Topcon in connection with the performance of its obligations under this Agreement; (c) any failure by Topcon or its representatives or Affiliates to comply with any Applicable Laws; or (d) any allegation that the Distribution of PASCAL outside the Territory by Iridex or any of its Affiliates (or any Person acting under its or their authority) in accordance with this Agreement constitutes a breach or other violation of the terms of any distribution agreement with respect to PASCAL that is in effect as of the Effective Date by or between Topcon or any of its Affiliates, on the one hand, and a Third Party, on the other hand; except, in each case (a)-(d), to the extent Iridex is responsible for such Losses pursuant to Section 12.2.

12.2Indemnity By Iridex.  Subject to Section 12.3, Iridex shall indemnify, defend and hold Topcon and its Affiliates and their respective officers, directors, employees and representatives harmless from and against any Losses arising from any claim, action or proceeding brought by Third Parties, including any Customers, arising from: (a) any material breach by Iridex of this Agreement (including with respect to any Distribution of TMLS PASCAL by Iridex), (b)

the gross negligence or intentional misconduct of Iridex, including with respect to any negligent manufacturing of the Products, (c) any failure by Iridex or its representatives or Affiliates to comply with any Applicable Laws, (d) any allegation that the Distribution of the Products (other than any Existing TMLS Inventory) in any country in the Territory in accordance with this Agreement infringes the intellectual property rights of any Third Party, provided that Iridex assumes no liability for (i) any combination of Products with other products not provided by Iridex which infringement would not arise from such Products standing alone, or (ii) the modification of such Products by Topcon or any Third Party where such infringement would not have occurred but for such modifications, or (e) any Existing Distributor Agreement; except, in each case (a)-(e), to the extent Topcon is responsible for such Losses pursuant to Section 12.1.  Notwithstanding the foregoing or anything to the contrary herein, if it is adjudicatively determined that any Product infringes, or in Iridex’s good faith judgment, may infringe the intellectual property rights of any Third Party in any country, then Iridex may, at its option and expense, either: (i) replace the Products in such country with non-infringing functionally equivalent products; (ii) modify the Products in such country to make them non-infringing functionally equivalent products; or (iii) take a license under such Third Party intellectual property rights sufficient for Topcon to continue Distributing such Product in such country.

12.3Indemnification Procedure.  Any Party seeking indemnification under this Article 12 (the “Indemnitee”) shall: (a) promptly notify the indemnifying Party (the “Indemnitor”) in writing of the claim; (b) provide the Indemnitor sole control over the defense and/or settlement of such claim, at Indemnitor’s expense and with Indemnitor’s choice of counsel; and (c) at the Indemnitor’s request and expense, provide full information and reasonable assistance to Indemnitor with respect to such claim.  Indemnitee may join in defense of a claim with counsel of its choice at its expense.

12.4Insurance.  Each Party shall obtain and maintain reasonable insurance, including commercial general liability insurance, worker’s compensation insurance and product liability insurance, at levels and for durations consistent with industry standards based upon such Party’s activities hereunder and indemnification obligations hereunder.  Each Party shall furnish to the other Party on request certificates issued by the insurance company setting forth the amount of the liability insurance.

ARTICLE 13
TERM AND TERMINATION

13.1Term.  This Agreement shall become effective upon the Closing under the APA (the date on which this Agreement becomes effective, the “Effective Date”) and, unless terminated earlier in accordance with the terms and conditions of this Agreement or extended later by mutual written agreement of the Parties, continue in full force and effect on a country-by-country basis for a period of ten (10) years (the “Term”).  Notwithstanding the foregoing, if on or by the Exclusive Distribution Rights Start Date, Iridex is unable to convey an exclusive appointment and right to Distribute any Product in any country in the Territory on account of any Existing Distributor Agreement due to a Delay, then the Term with respect to such Product in such country shall continue until the ten (10) year anniversary of the first date upon which Iridex conveys to Topcon such an exclusive appointment with respect to such Product in such country (whether through termination of such Existing Distributor Agreement or otherwise).

13.2Termination by Either Party.  Either Party may terminate this Agreement upon sixty (60) days’ prior written notice if: (a) the other Party breaches any material term (including any payment terms) of this Agreement and the breaching Party has not cured the breach within such sixty (60) day period; or (b) a Party is the subject of a liquidation or insolvency, or the filing of bankruptcy, or similar proceeding(s) (provided that in the case of involuntary proceedings, such proceedings are not dismissed within sixty (60) days of filing).

13.3Change of Control.  If Iridex undergoes a Change of Control, Iridex shall promptly notify Topcon, and Iridex (or its acquiror or successor, as applicable) shall have the right to terminate this Agreement upon delivery of written notice to Topcon (the “CoC Notice”) and payment of the Change of Control Fee in full, in each case within ninety (90) days of the closing of the applicable transaction; provided, that Iridex shall not (i) have actively solicited such Change of Control transaction during the twelve (12) month period beginning on the Effective Date or at any time thereafter during the Term, directly or indirectly, for the primary purpose of exercising its right pursuant to this Section 13.3 or (ii) enter into such Change of Control transaction for the primary purpose of exercising its right to purchase the Exclusive Distribution Rights for the remaining period of the Term. For purposes of this Agreement, “Change of Control Fee” means: [***].

13.4Effect of Termination.

13.4.1To the extent permitted under Applicable Law, in the event of any termination or expiration of this Agreement, Topcon shall use its commercially reasonable efforts to provide copies of all Registration Materials applicable to the Products, at Iridex’s cost; provided, that (i) the Parties shall discuss in good faith regarding transfer of rights under the Registration Materials to Iridex on a case-by-case basis and (ii) Topcon shall not be obligated to transfer any such Registration Materials relating to Japan, to the extent such Registration Materials are required to be possessed by Topcon as the MAA Approval in Japan.

13.4.2Upon expiration or termination of this Agreement, in its entirety or on a country-by-country or region-by-region basis, Topcon shall submit to Iridex within thirty (30) days a list of all Products in Topcon’s and its Affiliates’ inventory as of the effective date of expiration or termination in the Territory or such country or region, as applicable.  Except in the event of termination by Iridex pursuant to Section 2.4, 12.2, 13.2 or 13.3, and unless otherwise agreed in writing by the Parties, Topcon and its Affiliates shall have one (1) year following the expiration or termination of this Agreement, in its entirety or on a country-by-country or region-by-region basis, to continue to Distribute any Products in Topcon’s or its Affiliates’ inventory as of the effective date of expiration or termination in the Territory or such country or region, as applicable.  Iridex may also elect to repurchase unused (brand new) Products that have been purchased by Topcon within sixty (60) days of notification of termination or of expiration at the Transfer Price paid by Topcon less a reasonable restocking fee.  Except as otherwise permitted in this Section 13.4.2 and subject to Section 13.5, all rights and licenses of Topcon and its Affiliates and Subdistributors hereunder shall automatically be terminated.

13.4.3Each Party shall, within thirty (30) days of the effective date of termination or expiration, either (a) return to the other Party all of the other Party’s Confidential Information then in a Party’s possession, custody or control or (b) certify to the other Party in writing that all copies of such Confidential Information have been destroyed, except to the extent any such Confidential Information (i) relates to any information necessary for obtaining MAA Approval in a Territory, including but not limited to any specifications or testing reports for the Products, or (ii) needs to be retained pursuant to Applicable Law or bona fide internal document retention policies of the Party (in which case all of the confidentiality and non-use obligations hereunder shall continue to apply to the Confidential Information to the extent the Party continues to possess such information).

13.4.4In the event that Topcon has the right to terminate this Agreement for Iridex’s material breach in accordance with Section 13.2, upon Topcon’s request, Topcon and Iridex shall discuss in good faith a plan to cure any such deficiencies, only if and to the extent the Parties agree that such material breach is curable, or, if applicable, the terms and conditions of such termination, including, solely to the extent agreed by the Parties, potential payment by Iridex to Topcon of all or a portion of the Exclusivity Termination Fee under Section 4.1.2, which Exclusivity Termination Fee, for clarity, would be prorated by the ratio of (i) the number of days remaining in the Term against (ii) the number of days in the entire Term of ten (10) years.

13.5Survival.  The respective representations, warranties, agreements, covenants, indemnities and other statements of each Party made under this Agreement shall remain in full force and effect and shall survive termination or expiration of this Agreement.  Any claims asserted in accordance with the procedures set forth in this Agreement prior to any applicable expiration date or other applicable survival period shall not thereafter be barred by the expiration under this Section 13.5, and such claims shall survive until finally resolved.

13.6Accrued Obligations.  Expiration or termination of this Agreement for any reason shall not release either Party hereto from any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination, including without limitation all payment obligations incurred prior to the effective date of such termination or expiration, nor preclude either Party from pursuing all rights or remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

ARTICLE 14
NOTICE

Any notices given under this Agreement will be in writing, addressed to the Parties at the following addresses, and delivered by person, by email or by a reputable express international courier service.  Any such notice will be deemed to have been given as of the day of personal delivery, in the case of email on the date of transmission, or on the day of successful delivery to the other Party as confirmed by the records of the courier service.

If to Iridex:	If to Topcon:
Iridex Corporation	Topcon Corporation
1212 Terra Bella Avenue	75-1 Hasunuma-cho
Mountain View, CA 94043	Itabashi-ku, Tokyo
U.S.A.	Japan 174-8580
Attn.: Patrick Mercer Chief Operating Officer Email: pmercer@iridex.com

Attn: Shigehiro Ogino

Executive Officer

Vice General Manager

Eye Care Business Division

Email: sogino@topcon.com

With a copy to: Kanako Koizumi

Senior Manager

Legal & Export Control Dept.

General Administration &   Legal Div.

Email: kkoizumi@topcon.com

With a copy (which shall not constitute notice) to:	With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati PC	Nagashima Ohno & Tsunematsu
650 Page Mill Road	JP Tower, 2-7-2 Marunouchi,
Palo Alto, CA 94304	Chiyoda-ku, Tokyo 100-7036
U.S.A.	Japan
Attn.: Philip Oettinger, Esq.	Attention: Yutaka Kuroda
Email: poettinger@wsgr.com	E-mail: yutaka_kuroda@noandt.com

ARTICLE 15
MISCELLANEOUS

15.1Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, U.S.A. without regard to the conflicts of laws provisions and excluding the 1980 U.N. Convention on Contracts for the International Sale of Goods.

15.2Assignment.  Neither Party shall at any time, without obtaining the prior written consent of the other Party, assign or transfer this Agreement to any Person.  Notwithstanding the foregoing, each Party shall be permitted, without the consent of the other Party, to assign this Agreement to its Affiliates or to perform this Agreement, in whole or in part, through its Affiliates, provided that such Party shall (a) notify the other Party of its intent to assign this Agreement pursuant to the foregoing in writing in advance and (b) be primarily liable and responsible for performance by such Affiliate hereunder, and each Party may also assign this Agreement, without the consent of the other Party, to any successor or Third Party that acquires all or substantially all of the assets to which this Agreement relates, whether by sale, transfer, merger, reorganization, operation of law or otherwise; provided that the assignee agrees in writing to be bound to the terms and conditions of this Agreement.  Any attempted assignment not in accordance with this Section 15.2 shall be null and void.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

15.3Force Majeure.  Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement (other than the payment of money) for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, terrorist acts, strike, flood, or governmental acts or restriction, epidemic, pandemic or other cause that is beyond the reasonable control of the respective Party.  The Party affected by such force majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.  If the performance of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than one hundred eighty (180) days, the Parties hereto will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

15.4Independent Contractors.  The Parties agree that the relationship of Iridex and Topcon established by this Agreement is that of independent contractors.  Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish a partnership or joint venture, and nor shall this Agreement create or establish an employment, agency or any other relationship.  Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

15.5Waiver; Amendment.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.  No amendments to this Agreement will be effective or binding on either of the Parties unless reduced to writing and duly executed on behalf of both Parties.

15.6Severability.  In the event that any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement will remain in full force and effect without said provision.  In such event, the Parties will in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which will most nearly approximate the intent of the Parties in entering this Agreement.

15.7Dispute Resolution.  In the event of any dispute, controversy or claim between the Parties hereto arising out of this Agreement, the Parties agree to attempt to resolve such dispute in good faith through direct negotiations for a period of thirty (30) days.  Any dispute, controversy or claim between the Parties hereto arising out of or relating to this Agreement which cannot be resolved through direct negotiations shall be settled by binding arbitration in accordance with and subject to the then applicable rules (“Rules”) of the International Chamber of Commerce (“ICC”) and such arbitration shall be administered by the ICC with a single arbitrator selected from a list of arbitrators proposed by the ICC in accordance with the Rules.  The arbitrator shall allow such discovery as is appropriate and consistent with the purposes of arbitration in accomplishing fair, speedy and cost-effective resolution of disputes.  The costs of the arbitration including the arbitrators’ fees shall be shared equally by the Parties.  Judgment upon the award rendered in any such arbitration may be entered in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an enforcement, as the law of such jurisdiction may require or allow.  Unless otherwise mutually agreed to by the Parties, such arbitration shall take place in Santa Clara County, California, U.S.A.

15.8Headings.  Headings herein are for convenience of reference only and shall in no way affect interpretation of this Agreement.  To the extent there exists any discrepancy between any internal, alphabetical or numerical cross-reference to a Section, Article or Exhibit of this Agreement and the parenthetical immediately following such cross-reference, the parenthetical shall govern.

15.9Language.  This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding on the Parties hereto.  All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

15.10Compliance With Applicable Law.  Each Party shall comply with all Applicable Laws in performing its duties hereunder.

15.11Entire Agreement.  This Agreement, and all exhibits attached hereto (together with the other agreements and strategic transactions contemplated hereunder), constitute the entire understanding and contract between the Parties and supersedes any and all prior and contemporaneous, oral or written representations, communications, understandings, and agreements between the Parties with respect to the subject matter hereof, including without limitation the Memorandum of Understanding dated December 10, 2020.  Notwithstanding the foregoing, to the extent the terms and conditions of this Agreement conflict with the terms and conditions of any exhibit, the terms and conditions of this Agreement shall govern.  The Parties acknowledge and agree that neither of the Parties is entering into this Agreement on the basis of any representations or promises not expressly contained herein.

15.12Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

15.13Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which will be an original and all of which together will constitute together the same document.  Counterparts may be signed and delivered by facsimile or by Portable Document Format (PDF) exchanged by email, each of which will be binding when received.

[Intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement effective as of the Effective Date.

IRIDEX CORPORATION

Name:	David Bruce
Title:	Chief Executive Officer
Signature:	/s/ David Bruce
Date:	March 2, 2021

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement effective as of the Effective Date.

Topcon CORPORATION

Name: Fumio Ohue
Title: Managing Executive Officer, General Manager, Eye Care Business Div.
Signature:	/s/ Fumio Ohue
Date:	March 1, 2021

EXHIBIT A

[***]

EXHIBIT B

[***]

EXHIBIT C

[***]

EXHIBIT D

[***]

EXHIBIT E

[***]